EXHIBIT 15.1
The Board of Trustees
ProLogis:
Re:	Registration Statement Nos. 333-157818 and 333-157819 on Form S-3; Registration Statement Nos. 333-31421, 333-26597, 333-69001, 333-46700, 333-46698, 333-70274, 333-97895, and 333-141812 on Form S-8
With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated November 4, 2009 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

KPMG LLP
Denver, Colorado
November 4, 2009